Exhibit 10.14

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is made as of May 5, 2016 by and among MultiPlan, Inc., a New York corporation (together with any successor thereto, the “Company”), Polaris Investment Holdings, L.P., a Delaware limited partnership (“Holdings”), and David L. Redmond (the “Executive”).

RECITALS

A.            The Company, the Executive and MPH Intermediate Acquisition Corp. entered into an employment agreement dated as of February 14, 2014 (the “Original Employment Agreement”).

B.            Polaris Parent Corp., a Delaware corporation (“Acquiror”), Polaris Merger Sub Corp., a Delaware corporation and indirect wholly owned subsidiary of Acquiror, MPH Acquisition Corp. 1, a Delaware corporation and wholly owned subsidiary of Seller (as defined below) and MPH Topco L.P., a Delaware limited partnership (“Seller”) have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof whereby Acquiror will acquire the Company in connection with the Closing (as defined in the Merger Agreement) (such transaction, the “Merger”).

C.            It is the desire of the Company and Acquiror to assure the continued services of the Executive to the Company following the Effective Time (as defined in the Merger Agreement) by entering into this Agreement, which shall, effective as of immediately prior to, and contingent on the occurrence of, the Effective Time, supersede the Original Employment Agreement.

D.           The Executive, the Company and Acquiror mutually desire that the Executive continue to provide services to the Company on the terms herein provided and agree that the Company’s and the Executive’s obligations pursuant to the Original Employment Agreement shall terminate as of, and contingent upon the occurrence of, the Effective Time.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1.	Employment.

(a)            General. As of the Effective Time, the Company shall continue to employ the Executive and the Executive shall continue to be employed by the Company, for the period set forth in Section 1(b), in the position set forth in Section 1(c), and upon the other terms and conditions herein provided.

(b)            Employment Term. The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Time and ending on the fifth anniversary of the Effective Time, unless earlier terminated as provided in Section 3. The employment term hereunder shall automatically be extended for successive one-year periods (such periods, collectively with the Initial Term, the “Term”) unless the Company or Executive gives notice of non-extension to the other no later than thirty (30) days prior to the expiration of the then-applicable Term and subject to earlier termination as provided in Section 3. Should the Merger Agreement be terminated prior to the Closing, this Agreement shall not become effective and shall be null and void and the Original Employment Agreement shall continue in full force and effect.

(c)            Position and Duties. The Executive shall serve as the Executive Vice President and Chief Financial Officer of the Company, with such customary responsibilities, duties and authority for such position as may from time to time be assigned to Executive by the Chief Executive Officer of the Company or the Board of Directors of Acquiror, which boards shall collectively be referred to herein as the “Board.” The Executive shall devote substantially all his business time and efforts to the business and affairs of the Company (which may include service to its Affiliates). However, during the Term it shall not be a violation of the prior sentence for the Executive to (i) serve on industry trade, civic or charitable boards or committees; (ii) deliver lectures or fulfill speaking engagements; (iii) manage his personal investments and affairs; and (iv) serve on the board of directors of two outside entities, starting with those entities set forth on Schedule I hereto or, if Executive is no longer serving as a director of one or more of those entities, serve on the board of directors of up to two portfolio companies of private equity sponsors (the “Existing Outside Boards”); and (v) serve on the board of directors of other for-profit enterprises with the Board’s prior consent, as long as such activities do not interfere with the performance of the Executive’s duties and responsibilities as an employee of the Company. The Executive agrees to observe and comply with the general rules and policies of the Company as adopted by the Company from time to time as applicable to its senior executives. If the Executive resigns from his employment with the Company or is terminated, he will immediately resign from any other officer or director positions he holds with the Company and/or any of its affiliated entities.

(d)            Work Location. During the Term, Executive’s primary work location shall be the Company’s offices in Tampa, Florida. Executive acknowledges that he shall be required to travel on business in connection with the performance of his duties hereunder.

2.	Compensation and Related Matters.

(a)            Annual Base Salary. During the Term, the Executive shall receive a base salary (the “Annual Base Salary”) at a rate of $526,846.57 per annum, which shall be paid in accordance with the customary payroll practices of the Company, subject to adjustment as determined by the Board; provided that any decrease in such amount can only be proportionately made in connection with Company-wide reductions in the salary rates for senior executives as determined by the Board.

(b)            Annual Bonus. During the Term, the Executive will be eligible to participate in an incentive bonus program established by the Board (the “Annual Bonus”). Executive’s Annual Bonus compensation under such incentive program shall be targeted at 100% of his Annual Base Salary (the “Target Bonus Amount”). The Annual Bonus awards payable under the incentive program shall be based on the achievement of performance goals, which performance goals shall be established by the Board, in consultation with the Executive. Each such Annual Bonus earned shall be paid no later than March 15th of the year following the year in which the applicable performance period under the incentive program ends.

(c)            Rollover Equity; Equity Award. At the Effective Time, the Executive, who is the legal and beneficial owner of Class A Units in MPH Topco L.P., a Delaware limited partnership (the “Class A Units”), will exchange his Class A Units for certain Class A Units in Holdings (such units, the “Rollover Units”), which units shall be of the same class as those acquired in connection with the Closing by affiliates of Hellman & Friedman LLC (together with its affiliates, the “Sponsor”) pursuant to the terms of the Rollover Agreement (except that they shall be “non-voting”). The terms (including the amount) of the Rollover Units shall be consistent with those set forth in Exhibit A. Promptly following the Effective Time, Holdings shall make an equity award to Executive on the terms set forth in Exhibit A and such other standard terms as the parties shall negotiate in good faith (it being understood that a failure by Holdings to make such equity award shall give the Executive the right to require Holdings to cancel the Rollover Units and return the pre-tax cash value of the Class A Units, which cancellation shall not constitute a breach hereof).

(d)            Benefits. During the Term, the Executive shall be entitled to participate in employee benefit plans, programs and arrangements of the Company, as may be amended from time to time, which are applicable to the senior officers of the Company. For all purposes under the benefit plans, service with the Company and its predecessors prior to the Effective Time will be added to any service accrued after the Effective Time for the benefit of the Executive.

(e)            Vacation. During the Term, the Executive shall be entitled to paid vacation in accordance with the Company’s vacation policy, as it may be amended from time to time. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive.

(f)            Expenses. During the Term, the Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company in accordance with the Company’s expense reimbursement policy. In addition, during the Term, the Company agrees to pay directly, or reimburse Executive, for (i) the cost of one weekly round trip flight, coach class, from his home in Tampa, Florida to either the New York, New York or Naperville, Illinois offices of the Company and/or its Affiliates and (ii) the reasonable cost of an apartment in New York, New York in an amount that may not exceed $125,000.

(g)            Key Person Insurance. At any time during the Term, the Company shall have the right to insure the life of the Executive for the Company’s sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. The Executive shall cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier. The Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

(h)            Indemnification. During the Term, the Company shall indemnify the Executive to the maximum extent provided for under its charter and by-laws as in effect as of the Effective Time (or, if more favorable, as modified from time to time), with respect to any action suit or proceeding to which Executive is made, or threatened to be made, a party by reason of the fact that he is or was an officer, director, employee, consultant or agent of the Company and/or its Affiliates. The Company agrees to honor the terms of that certain Indemnification Agreement dated as of July 26, 2007, by and between Viant Holdings, Inc. (“Viant”) and Executive, with respect to Executive’s prior service as an officer and/or director of Viant.

(i)            Board Action. Any action taken by a committee of the Board shall be deemed to be an action taken by the Board for purposes of this Section 2.

3.	Termination.

The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a)            Circumstances.

(i)            Death. The Executive’s employment hereunder shall terminate upon his death.

(ii)           Disability. If the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment.

(iii)          Termination for Cause. The Company may terminate the Executive’s employment for Cause.

(iv)          Termination without Cause. The Company may terminate the Executive’s employment without Cause.

(v)           Resignation for Good Reason. The Executive may resign his employment for Good Reason.

(vi)          Resignation without Good Reason. The Executive may resign his employment without Good Reason.

(vii)         Non-extension of Term by the Company. The Company may give notice of non-extension to the Executive pursuant to Section 1(b).

(viii)        Non-extension of Term by the Executive. The Executive may give notice of non-extension to the Company pursuant to Section 1(b).

(ix)          Resignation without Good Reason Upon a Change in Control. The Executive may resign his employment without Good Reason on the date of a Change in Control.

(b)            Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 3 (other than termination pursuant to Section 3(a)(i)) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and specifying a Date of Termination which, if submitted by the Executive, shall be at least 60 days following the date of such notice, or if submitted by the Company in the case of a termination under Sections 3(a)(iv) or 3(a)(vii), shall be at least 60 days following the date of such notice (a “Notice of Termination”); provided, however, that the Company may, in its sole discretion, advance the Date of Termination to any date following the Company’s receipt of the Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(c)            Company Obligations upon Termination. Upon termination of the Executive’s employment hereunder, the Executive (or the Executive’s estate) shall be entitled to receive the portion of the Executive’s Annual Base Salary earned through the Date of Termination but not theretofore paid, any expenses owed to the Executive under Section 2(f), any bonus earned but unpaid with respect to the prior year under Section 2(b) (excluding any bonus in excess of Executive’s Target Bonus Amount under the Company’s incentive program applicable to Executive), any accrued vacation pay owed to the Executive pursuant to Section 2(e), and any amount accrued and arising from the Executive’s participation in, or benefits accrued under, any employee benefit plans, programs or arrangements under Section 2(d), as required under the terms of such plans or by law, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements, and such other or additional benefits as may be, or become, due to him under the applicable terms of applicable plans, programs, agreements, corporate governance documents and other arrangements of the Company and its subsidiaries (collectively, the “Company Arrangements”).

4.	Severance Payments.

(a)            Termination for Cause or Resignation without Good Reason, upon Non-Extension of Term by Executive, upon death or upon Disability. If, at any time, the Executive’s employment terminates pursuant to Section 3(a)(iii) for Cause, Section 3(a)(vi) for Resignation without Good Reason, due to non-extension of Term by Executive pursuant to Section 3(a)(viii) or as a result of the Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), the Executive shall not be entitled to any severance payments or benefits and the payments and benefits provided under Section 3(c) shall fully discharge the Company’s and its Affiliates’ obligations hereunder.

(b)            Termination without Cause, Resignation for Good Reason, Resignation without Good Reason Upon a Change in Control or Non-extension of Term by the Company. If the Executive’s employment shall terminate without Cause pursuant to Section 3(a)(iv), for Good Reason pursuant to Section 3(a)(v), for Resignation without Good Reason Upon a Change in Control pursuant to Section 3(a)(ix) or due to Non-extension of Term by the Company pursuant to Section 3(a)(vii), then, provided that the Executive’s termination of employment constitutes a “separation from service” as defined under Treas. Reg. Section 1.409A-1(h) (a “Separation from Service”) and contingent on Executive’s compliance with Sections 5, 6 and 7 hereof (the “Restrictive Covenants”), in addition to any amounts payable under Section 3(c):

(i)            the Company shall pay to the Executive a lump sum payment in the aggregate amount equal to the product of (A) two and (B) the sum of (x) the Executive’s Annual Base Salary and (y) Target Bonus Amount, in each case, as in effect on the Date of Termination, on the thirtieth (30th) day following the Executive’s Date of Termination; and

(ii)            subject to the Executive’s timely election of, continued eligibility for, continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay directly, or reimburse the Executive for, the premium costs under COBRA for the Executive and, where applicable, his eligible spouse and dependents, for a period of eighteen (18) months following the Date of Termination under one of the Company’s group medical plans (with any direct payment by the Company or reimbursement to the Executive treated as income to the Executive); provided that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company under this Section 4(b)(ii) shall immediately cease. Notwithstanding the foregoing, if the Company’s obligations contemplated by this Section 4(b)(ii) would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable), the Company shall discontinue the COBRA-related payments provided for in this Section 4(b)(ii).

Payments and benefits provided in this Section 4(b) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(c)            Release. Notwithstanding any provision to the contrary in this Agreement, no amounts shall be paid under Section 4(b) unless the Executive signs, delivers and does not revoke a release of claims in favor of the Company and Acquiror within sixty (60) days following the Executive’s Separation from Service (the “Release Period”) in a form substantially similar to Exhibit B (the “Release”). Subject to the Executive’s compliance with this Section 4(c) and the Restrictive Covenants, any payments or benefits to which Executive becomes entitled pursuant to Section 4(b) shall commence on the first payroll date immediately following the Release Period. Notwithstanding anything to the foregoing set forth herein, to the extent that the payment of any amount described in this Section 4 constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 21 hereof), any such payment scheduled to occur during the Release Period shall not be paid until the first regularly scheduled pay period following the last day of the Release Period and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

(d)            Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination.

5.	Non-Competition, Non-Solicitation and Non-Disparagement.

(a)            The Executive shall not, at any time during the Term or during the 24-month period following the Date of Termination (the “Non-Compete Period”), except as permitted in this Section 5 or with the prior written consent of the Board (having made its determination as set forth below), directly or indirectly, whether independently or in association with any other Person (other than the Company), private equity firm, investment company or management company, (i) own any equity or other ownership interest in, be employed by, consult or work as an independent contractor or agent for any Person (other than the Company) engaged in a Business (as defined below) or (ii) own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of any such business or enterprise. The restrictions set forth in this Section 5 shall not be construed to prohibit or restrict (i) continued service by the Executive as a director on Existing Outside Boards, provided that if any business segment of any company provided in Schedule I constitutes or has become a Business and in addition competes in a material manner with a material business segment of the Company, the Executive will promptly disclose this to the Board and will resign from such position on the applicable Existing Outside Board at the request of the Board; provided further that the Executive will, at the reasonable request of the Board, provide non-confidential information regarding such business or any company listed on Schedule I to permit the Board to assess whether such business constitutes a Business that competes in a material manner; or (ii) any passive investment by the Executive in any class of debt or equity securities of any company engaged in a Business so long as the Executive in the aggregate together with his Affiliates does not hold at any time during such period more than five percent (5%) of the issued and outstanding voting securities of such company, or five percent (5%) of the aggregate principal amount of such class of debt securities outstanding (each such 5% limit, the “5% Threshold”) and, consistent with the remainder of this Section 5, so long as the Executive and his Affiliates do not otherwise engage in any other activities with respect to such company (whether as a director, officer, employee, agent, representative, consultant or otherwise, except with respect to continued service as a director on Existing Outside Boards until such time as the Board has the right (as provided for above) to request that the Executive promptly resign from serving on such Existing Outside Board). In the event the Executive requests permission to take a “Competitive Action” (as defined below), the Board shall in good faith consider whether such Competitive Action could reasonably be expected to cause material detriment or harm to the business of the Company or its subsidiaries, and shall provide its consent to the Executive to the extent the Board so determines that such Competitive Action could not be so detrimental or harmful. For this purpose, “Competitive Action” is limited to either making a passive investment in a Business in excess of the 5% Threshold or sitting on a board of directors (or similar governing body) of a Business (other than with respect to the Existing Outside Boards).

(b)            During the Non-Compete Period, the Executive shall not, directly or indirectly, recruit or otherwise solicit or induce any employee, customer or supplier of the Company or healthcare provider or payor to terminate its employment or arrangement with the Company.

(c)            In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)            As used in Section 5, Section 6 and Section 7, (i) the term “Company” shall include the Company and its direct or indirect parents, if any, and subsidiaries, and (ii) the term “Business” shall mean a business that competes with a material business segment of the Company, including, but not limited to, a business that (A) involves operating cost containment networks on a national, regional and/or local basis (shared savings and preferred provider organizations) to reprice medical claims for the benefit of a healthcare payor (e.g., any insurance company, health plan, third party administrator or health management organization (a “Healthcare Payor”)), including insurance companies and self-insured entities, (B) provides medical fee negotiation services to insurance companies and self-insured entities, or (C) is a Healthcare Payor.

(e)            During his employment and following termination of his employment with the Company, the Executive agrees not to disparage in any material respect the Company, any of its products or practices, or any of its directors, officers, agents, representatives, stockholders or Affiliates, either orally or in writing.

6.	Nondisclosure of Proprietary Information.

(a)            Except in connection with the faithful performance of the Executive’s duties hereunder or pursuant to Section 6(c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(b)            Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all Company property and all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes.

(c)            The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s expense in resisting or otherwise responding to such process.

(d)            Nothing in this Agreement shall prohibit the Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 6(c) above), (ii) disclosing information and documents to his attorney or tax adviser for the purpose of securing legal or tax advice, (iii) disclosing the post-employment restrictions in this Agreement to any potential new employer, (iv) retaining, at any time, his personal correspondence, his personal rolodex or outlook contacts and documents related to his own personal benefits, entitlements and obligations, or (v) disclosing or retaining information that is already generally available to the public or otherwise was part of the public domain at the time of disclosure.

(e)            Nothing in this Agreement shall prohibit or impede the Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided that in each case such communications and disclosures are consistent with applicable law. Notwithstanding the foregoing, under no circumstance is the Executive authorized to disclose any information covered by the Company or its Affiliates’ attorney-client privilege or attorney work product or the Company’s trade secrets without prior written consent of the Company’s Board.

7.	Inventions.

All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Business of the Company as defined in Section 5(d) above, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Executive may discover, invent or originate during his employment with the Company, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. The Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

8.	Injunctive Relief.

It is recognized and acknowledged by the Executive that a breach of the covenants contained in Sections 5, 6 or 7 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 5, 6 or 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to seek specific performance and injunctive relief.

9.	Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any Affiliate and any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates; provided that any such assignment of this Agreement, other than a security assignment, shall not be valid unless the assignee has agreed to assume the Company’s obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of the Executive’s rights or obligations may be assigned or transferred by the Executive, other than the Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, the Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following his death by giving written notice thereof to the Company.

10.	Certain Definitions.

(a)            Affiliate. “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended. For the purposes of this Agreement, Affiliates of the Company shall include the Sponsor. From and after the Merger, SIH MPH Holdings, LLC, Partners Group Client Access 10, L.P., Partners Group Private Equity (Master Fund), LLC, 30 MP Investment, LLC and their respective affiliates will not be deemed to be Affiliates of the Company.

(b)            Cause. The Company shall have “Cause” to terminate the Executive’s employment hereunder within 120 days of the Board’s knowledge of:

(i)             the Board’s good faith determination that the Executive failed to carry out, or comply with, in any material respect, any lawful directive of the Board consistent with the terms of this Agreement;

(ii)            the Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude (excluding vehicular offenses);

(iii)           the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Executive’s duties and responsibilities under this Agreement; or

(iv)           the Executive’s commission of an act of fraud, embezzlement, misappropriation, misconduct, or material breach of fiduciary duty against the Company;

provided that, to the extent such event may be remedied, the Company has notified the Executive of such event in writing and the Executive has not remedied the alleged violation(s) within 10 business days following his receipt of such notice.

(c)            Change in Control. “Change in Control” shall mean any of the following occurring after the Effective Time:

(i)             a transaction or series of transactions (whether by merger or otherwise) (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Sponsor, any Affiliate of the Sponsor, any group of persons within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act that includes the Sponsor or any Affiliate of the Sponsor, Acquiror, any of its subsidiaries, an employee benefit plan maintained by Acquiror or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, Acquiror, including without limitation, any existing stockholder of Acquiror) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of the voting securities of Acquiror possessing fifty percent (50%) or more of the total combined voting power of Acquiror’s securities outstanding immediately after such acquisition; or

(ii)            the consummation by Acquiror (whether directly involving Acquiror or indirectly involving Acquiror through one or more intermediaries) of a sale or other disposition of all or substantially all of Acquiror’s assets to any person other than an Affiliate of Acquiror.

Notwithstanding the foregoing, a transaction shall not constitute a “Change in Control” if: (i) its sole purpose is to change the state of Acquiror’s incorporation; (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the Persons who held Acquiror’s securities immediately before such transaction; (iii) it constitutes Acquiror’s initial public offering of its securities; (iv) it is a transaction effected primarily for the purpose of financing Acquiror with additional cash investment (as determined by the Board in its discretion and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise); or (v) a transaction that is directed or required by a regulatory or governmental authority. The Board shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of Acquiror has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters thereto.

(d)            Common Stock. “Common Stock” shall mean the common stock of Acquiror.

(e)            Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated pursuant to Section 3(a)(ii) – (vi) or Section (ix) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier; (iii) if the Executive’s employment is terminated pursuant to Section 3(a)(vii) or Section 3(a)(viii), the expiration of the then-applicable Term.

(f)            Disability. “Disability” shall mean, at any time the Company or any of its Affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if the Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether the Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean the Executive’s inability to perform, with or without reasonable accommodation, the essential functions of his position hereunder for a total of four consecutive months during any twelve-month period or six non-consecutive months in any eighteen-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative, such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by the Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of the Executive’s Disability.

(g)            Good Reason. The Executive shall have “Good Reason” to resign his employment within one-hundred twenty (120) days following the initial occurrence of any of the following events that occurs after the Effective Time:

(i)             the Company takes action that causes a material adverse change in the nature or scope of the Executive’s responsibilities, duties or authority; provided, that no changes to the Executive’s responsibilities, duties or authority that arise, directly or indirectly, as a result of, or relating to, the transactions contemplated by the Merger Agreement shall constitute “Good Reason”;

(ii)            the Company requires the Executive to relocate his principal place of work to outside the Tampa, Florida metropolitan area;

(iii)           the Company materially reduces the amount of the Annual Base Salary (other than a proportional reduction as part of a generalized reduction in the base salaries of senior management of the Company not to exceed 10% of his Annual Base Salary then currently in effect) or a failure of the Company to pay earned but unpaid Annual Bonus within a reasonable period of time after such bonus becomes due and payable;

(iv)           the failure of the Company’s successor to assume the obligations hereunder pursuant to Section 9; or

(v)            any material breach by the Company of this Agreement or any other material written agreement with the Executive.

The Executive may not resign his employment for Good Reason unless: (i) the Executive provides the Company with written notice, which shall include a specific description of the existence of the condition alleged to constitute Good Reason, within thirty (30) days after the first occurrence of such circumstances, (ii) the Company has not remedied the alleged violation(s) within thirty (30) days of such notice, and (iii) the Executive actually terminates his employment within sixty (60) days after Company’s thirty (30)-day cure period. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Executive.

(h)            Person. “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

11.	Governing Law.

This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of New York.

12.	Notices.

Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows`:

(a)          If to the Company:

MultiPlan, Inc.
115 Fifth Avenue, 7th Floor
New York, NY 10003-0004
Fax: [           ]
Attention: Mark Tabak

and:

Hellman & Friedman LLC
One Maritime Plaza, 12th Floor
San Francisco, CA 94111
Fax: [           ]
Attention: Arrie R. Park

and:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Fax: [           ]
Attention: David E. Rubinsky

(b)          If to the Executive:

David L. Redmond
[           ]
[           ]

and:

Proskauer Rose LLP
Eleven Times Square
New York, NY 10036-8299
Fax: [           ]
Attention: Michael Album

or at any other address as any party shall have specified by notice in writing to the other party.

13.	Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

14.	Entire Agreement.

The terms of this Agreement and the other agreements and instruments contemplated hereby (collectively the “Related Agreements”) are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement and the Related Agreements shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement and the Related Agreements. For the avoidance of doubt, this Agreement shall supersede the Original Employment Agreement, and all terms of the Original Employment Agreement, including all post-termination obligations by the Company pursuant to the Original Employment Agreement, shall expire immediately prior to the Effective Time.

15.	Amendments; Waivers.

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of Company who is not the Executive. By an instrument in writing similarly executed, the Executive or such duly authorized officer of the Company may waive compliance by the other party or parties with any specifically identified provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties under this Agreement shall survive any termination of Executive’s employment.

16.	Construction.

The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

17.	Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before an arbitrator in New York City in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA”) then in effect. New York law shall govern all rules of procedure with respect to any arbitration proceeding hereunder, to the extent applicable. Judgment may be entered on the arbitration award in any court having jurisdiction, provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section  5, 6 or 7 of the Agreement. Only individuals who are on the AAA register of arbitrators shall be selected as an arbitrator. Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable.

18.	Enforcement.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

19.	Withholding.

The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

20.	Employee Acknowledgement.

The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

21.	Section 409A

Notwithstanding anything to the contrary in this Agreement, if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to Executive) until the date that is at least six (6) months following Executive’s termination of employment with the Company (or the earliest date permitted under Section 409A of the Code), whereupon the Company will pay Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to Executive under this Agreement during the period in which such payments or benefits were deferred. Thereafter, payments will resume in accordance with this Agreement.

In the event that following the Effective Time the Company reasonably determines that any payments or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (i) exempt the payments and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the payments and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of the Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of the Executive, except for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be made to the Executive as soon as administratively practicable following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall the Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Executive.

For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that the Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Time.

22.	Legal Fees.

The Company shall pay for all reasonable legal fees incurred in connection with the negotiation, drafting and review of this Agreement and all other employment and incentive agreements with respect to the Company’s senior executive officers in connection with the Merger, the amount for which shall not exceed $100,000 in the aggregate with respect to all such employment and incentive agreements for all such senior executive officers.

23.	Stockholder Approval.

In the event that it shall be determined that any right to receive the payments and/or other benefits under this Agreement to or for the benefit of the Executive (the “Payments”) in connection with the Merger or a future change in control, would not be deductible, in whole or part when aggregated with any other right, payment or benefit to or for the Executive under all other agreements or benefit plans of the Company, by the Company or the person making such payment or distribution or providing such right or benefit as a result of Section 280G of Code, the Company shall use its commercially reasonable best efforts to prepare and deliver to its stockholders the disclosure required by Section 280G(b)(5)(B) of the Code with respect to the Payments and to obtain the approval of the Company’s stockholders in accordance with Section 280G(b)(5)(B) of the Code and the regulation codified at 26 C.F.R. §1.280G-1 with respect to the portion of the payments which, individually or in the aggregate, would cause or trigger any “excess parachute payments” within the meaning of Section 280G of the Code.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

MULTIPLAN, INC. (or any successor thereto)

By:	/s/ Mark H. Tabak
	Name:	Mark H. Tabak
	Title:	Chief Executive Officer

[Signature Page to Amended and Restated Employment Agreement]

POLARIS INVESTMENT HOLDINGS, L.P. (or any successor thereto)

By:	POLARIS INVESTMENT HOLDINGS GP, LLC, its general partner

By:	HELLMAN & FRIEDMAN CAPITAL PARTNERS VIII, L.P., its managing member

By:	HELLMAN & FRIEDMAN INVESTORS VIII, L.P., its general partner

By:	H&F CORPORATE INVESTORS VIII, LTD., its general partner

By:	/s/ P. Hunter Philbrick
	Name:	P. Hunter Philbrick
	Title:	Vice President

[Signature Page to Amended and Restated Employment Agreement]

EXECUTIVE

By:	/s/ David L. Redmond
	Name:	David L. Redmond

[Signature Page to Amended and Restated Employment Agreement]